EXHIBIT 4.5

ADDENDUM TO CONVERTIBLE DEBENTURE, WARRANT TO PURCHASE COMMON STOCK AND SECURITIES PURCHASE AGREEMENT

This Addendum to Convertible Debenture, Warrant to Purchase Common Stock and Securities Purchase Agreement (“Addendum”) is entered into as of the 7th day of March 2006 by and between Human BioSystems, Inc., Inc., a California corporation (“Human”), and La Jolla Cove Investors, Inc., a California corporation (“LJCI”).

WHEREAS, LJCI and Human are parties to that certain 6 ¾ % Convertible Debenture dated as of March 7, 2006 (“Debenture”); and

WHEREAS, LJCI and Human are parties to that certain Warrant to Purchase Common Stock dated as of March 7, 2006 (“Warrant”); and

WHEREAS, LJCI and Human are parties to that certain Securities Purchase Agreement dated as of March 7, 2006; and

WHEREAS, the parties desire to amend the Debenture, Warrant and Securities Purchase Agreement in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Human and LJCI agree as follows:

1.

All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture, the Warrant or the Securities Purchase Agreement.

2.

The Debenture Principal Amount shall be $30,000. The Purchase Price for the Debenture shall be $30,000.  Simultaneously with the execution of this Addendum, LJCI shall pay the Purchase Price by wire transfer of immediately available funds to Human. The second sentence of section 3.1(a) of the Debenture is amended to read as follows: “The number of shares into which this Debenture may be converted is equal to the dollar amount of the Debenture being converted multiplied by 110, minus the product of the Conversion Price multiplied by 100 times the dollar amount of the Debenture being converted, and the entire foregoing result shall be divided by the Conversion Price.”

3.

Immediately upon execution of this Addendum, LJCI shall wire Human $95,000. This amount shall represent a prepayment towards the exercise of Warrant Shares under the Warrant, the timing of which shall be at LJCI’s sole discretion.

4.

The Exercise Price of the Warrant shall be $1.09. The Warrant shall be exercised in an amount equal to 100 times the amount of the Debenture being converted.

5.

LJCI will advance up to $50,000 for the payment of legal and accounting fees for the filing of the Registration Statement for the Conversion Shares and the Warrant Shares. The amount actually advanced by LJCI shall represent a prepayment towards the exercise of Warrant Shares under the Warrant, the timing of which shall be at LJCI’s sole discretion.

6.

Once the Registration Statement is declared effective by the SEC and Human is able to issue registered Common Stock to LJCI, LJCI will immediately submit a $100 Debenture conversion and related $10,900 Warrant exercise. Within two business days of LJCI’s receipt of the Common Stock from such Debenture conversion and Warrant exercise, Holder shall wire the sum of $264,100 to Human. Such funds shall represent a prepayment towards the exercise of Warrant Shares under the Warrant, the timing of which shall be at LJCI’s sole discretion.

7.

As to the prepaid Warrant amounts set forth in sections 3, 5 and 6 above, if LJCI elects to convert a portion of the Debenture and, on the day that the election is made, the Volume Weighted Average Price is below $0.50, the Company shall have the right to prepay any portion of the Debenture that LJCI elected to convert (plus any accrued and unpaid interest) and the prepaid Warrant amount associated with the portion of the Debenture that LJCI elected to convert, at 110% of such amounts.

8.

Section 5.6 of the Debenture is hereby deleted.

9.

Except as specifically amended herein, all other terms and conditions of the Debenture, Warrant and Securities Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Human and LJCI have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

Human BioSystems, Inc.

La Jolla Cove Investors, Inc.

By: /s/ Harry Masuda

By: /s/ Travis Huff

Name:Harry Masuda

Name:Travis Huff

Title: CEO

Title:Portfolio Manager

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